Exhibit 99.1

ARGAN, INC. INCREASES QUARTERLY DIVIDEND BY 25% TO $0.375 PER COMMON SHARE

September 18, 2024 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that on September 17, 2024, its Board of Directors declared a 25% increase in the quarterly cash dividend, raising it from $0.30 to $0.375 per common share. The dividend will be payable on October 31, 2024, to stockholders of record at the close of business on October 23, 2024.

“We are pleased to announce today’s dividend increase which reflects the strength of our financial performance and balance sheet and is aligned with our commitment to returning value to our shareholders. This 25% increase to $0.375 per common share per fiscal quarter, or $1.50 annually, comes just one year after our previous dividend raise and demonstrates our confidence in the business and our favorable view of the growing pipeline of opportunities we’re seeing as the power industry mobilizes to build the traditional gas-fired and renewable facilities necessary to meet the anticipated surge in energy demand associated with data centers, increased manufacturing activity and EV charging. Argan has built a solid reputation as a reliable, energy-agnostic partner for the construction of all types of power resources and we believe we are well positioned to capitalize on the need to ensure our power grids are consistently supplied with high quality energy.”

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact: David Watson 301.315.0027	Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200 argan@imsinvestorrelations.com